Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sientra, Inc.:

We consent to the use of our report dated March 13, 2018, with respect to the consolidated balance sheets of Sientra, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related financial statement schedule, incorporated by reference herein.

/s/ KPMG LLP

Los Angeles, California

March 14, 2018